[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed.

EXHIBIT 6.21

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (this “Agreement”) is made and entered into as of May 14, 2021 by and among (1) Juva Life, Inc., a California corporation (“Juva”); and (2) Paula Marie Walter (“Walter”) and Kindrub Collective, a California corporation (“Kindrub Collective “ and, together with Walter, the “Kind Parties”), each a “Party” and collectively, the “Parties.”

RECITALS

This Agreement is made with reference to the following recitals:

A.	WHEREAS, the Parties entered into certain contracts in 2018, and disputes subsequently arose between the Parties relating to such contracts.

B.

WHEREAS, on or about May 29, 2019, Juva filed an Arbitration Demand with the American Arbitration Association against the Kind Parties for breach of contract relating to the 2018 agreements (Juva Life, Inc. v. Kindrub / Kind Medicine, Inc., Case No. 01-19- 0001-7260) (the “Arbitration”).

C.	WHEREAS, the Kind Parties thereafter filed a Counterclaim for breach of contract against Juva in the Arbitration.

D.	WHEREAS, Juva denies the validity of the Kind Parties’ claims and denies that it is subject to any liability.

E.	WHEREAS, the Kind Parties deny the validity of Juva’s claims and deny that they are subject to any liability.

F.

WHEREAS, all Parties wish to settle their differences, disagreements, and disputes that exist or may exist among them based upon any and all dealings with each other at any time prior to execution of this Agreement without resort to further litigation and/or arbitration. Each Party hereto denies any wrongdoing, illegal conduct, or liability whatsoever on its, his, or her part, but nevertheless has concluded that it is best to settle these disputes on the terms set forth herein.

G.

NOW THEREFORE, in consideration of the mutual covenants and promises made herein and other good and valuable consideration outlined below, the Parties agree to be legally bound by the following terms and conditions which constitute full settlement of any and all disputes between them:

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AGREEMENT

1.

Except as otherwise provided herein with respect to an Uncured Default (as defined below), the Kind Parties shall pay to Juva a total of Two Hundred Thousand and 00/100 United States Dollars ($200,000.00) (the “Settlement Amount”), as follows:

a.	May 31, 2021 - $6,000

b.	July 5, 2021 - $6,000

c.	August 2, 2021 - $6,000

d.	September 6, 2021- $6,000

e.	October 4, 2021- $6,000

f.	November 1, 2021 - $6,000

g.	December 6, 2021 - $6,000

h.	January 10, 2022 - $158,000

2.	Each payment shall be made by wire transfer to Juva’s bank account as follows:

a.	[***]

b.	Reference account No. [***]

c.	ABA Routing No. [***] (the “Juva Account”)

3.

Each payment shall be delivered to Juva by wire transfer of immediately available funds as set forth in Paragraph 2 and such payment shall be cleared and in the Juva Account at or before 5:00 p.m. PST on the respective dates set forth above.

4.

The Kind Parties shall have the right in their sole discretion at any time without the consent of Juva to prepay, without any additional payment or premium, any or all of the Settlement Amount payments listed in clause 1.

5.

In the event any of the payments required pursuant to Paragraph 1 above is not cleared and in the Juva Account by 5:00 p.m. PST on the date on which such payment is required to be received, the Kind Parties shall be deemed in default of this Agreement (“Default”).

6.	Upon the occurrence of any such Default, counsel for Juva shall give written notice of such Default (a “Default Notice”) to the Kind Parties per the notice provision in Paragraph 30 below.

7.

Default. In the event of any Default, the Kind Parties shall have four (4) business days, ending at 5:00 p.m. PST on the fourth (4th) business day, after transmission of the Default Notice, to cure any such Default. If the Default is not cured within such four (4) business day period, the Default will become an “Uncured Default.”

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8.	An Uncured Default shall not be subject to cure by the Kind Parties. If an Uncured Default occurs, Juva may pursue Liquidated Damages (as described in Paragraph 9, below) or Business Transfer (as described in Paragraph 11, below), or any other remedy available under applicable law and equity under this Agreement and any collateral agreement(s) referenced herein.

9.	Liquidated Damages: The Parties agree that all terms of this Agreement are material terms and that as to each of the dates set forth herein, time is of the essence. The Parties agree that damages sustained by a breach of the terms of this Agreement, including but not limited an Uncured Default, would be impractical and extremely difficult to determine, and, therefore, agree that in the event of an Uncured Default, the Kind Parties shall pay Juva, in addition to any other amounts due under this Agreement, liquidated damages in the sum of Twenty-Five Thousand and 00/100 United States Dollars ($25,000.00). The Parties further agree that such damages are not intended to be, and shall not be construed as, a penalty.

10.	In the event of an Uncured Default, or default of any other representation, warranty or covenant herein, without notice, Juva may accelerate all of the remaining payments due hereunder, and each of them, and declare the entire unpaid balance immediately due and payable and proceed to enforce all rights and remedies available under applicable law and equity under this agreement and/or any collateral agreement referenced herein. All amounts owed to Juva shall become immediately due and payable, for the total Settlement Amount of Two Hundred Thousand and 00/100 United States Dollars ($200,000.00) plus the Twenty-Five Thousand and 00/100 United States Dollars ($25,000.00) liquidated damages amount, less any amounts paid to Juva prior to the occurrence of such Uncured Default.

11.	Business Transfer: In the event of an Uncured Default, Juva may, within fifteen (15) days following the occurrence of such Uncured Default, waive all remaining amounts due under this Agreement and as a complete remedy against the Kind Parties, elect instead to take full legal and physical possession, custody and control of the business and assets of Kindrub Collective (including but not limited to license number [***]) by acquiring all of the issued and outstanding shares of Common Stock of Kindrub Collective pursuant to and in accordance with the following provisions:

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a.

Concurrent with the execution and delivery of this Agreement, Juva shall file the UCC Financing Statement and Exhibit A attached together hereto as Attachment 1, with the California Secretary of State and deliver confirmation of the same to the Kind Parties;

b.	Concurrent with the execution and delivery of this Agreement, the Kind Parties shall deliver to Juva’s counsel Articles of Incorporation of Kindrub Collective.

c.	Juva shall provide written notice to the Kind Parties of its election to proceed with the Business Transfer within fifteen (15) days following the occurrence of an Uncured Default.

d.

In the event Juva elects to proceed with the Business Transfer upon the occurrence of any Uncured Default, then effective upon the effective date of the Business Transfer, the Kind Parties will effectuate the resignation of all members and directors of Kindrub Collective, and Juva shall become sole member and director of Kindrub Collective. The Kind Parties agree to cooperate in good faith to consummate the Business Transfer if Juva so elects, and will promptly execute and deliver, or cause to be executed and delivered, to Juva or its counsel all such other instruments and documents as may be reasonably requested by Juva to fully carry out the Business Transfer.

e.

In the event the Settlement Amount is paid in full or Juva does not timely elect to proceed with the Business Transfer upon the occurrence of an Uncured Default, Juva shall file a termination of the UCC Financing Statements within fifteen (15) days following the satisfaction of the Settlement Amount by the Kind Parties or after Juva does not make the election to proceed with the Business Transfer remedy.

12.

Representations and Warranties of the Kind Parties: The Kind Parties represent and warrant to Juva as follows as of the date hereof, and that the following representations and warranties will continue to be true throughout the term of this Agreement until all obligations of the Kind Parties have been paid and performed in full:

a.	Kindrub Collective holds California Department of Public Health (“CDPH”) License No. [***], a Type N license under which the Kind Parties lawfully operate the Kind business.

b.

Kindrub Collective owns the Kind brand, trademark, intellectual property, inventory, and equipment related to and used for the Kind business operation, Walter owns all of the issued and outstanding shares of Common Stock of Kindrub Collective free and clear of all liens and encumbrances, except such liens and encumbrances imposed by applicable securities laws, and neither the Kind shares nor any interest therein has been sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pledged for any bank or brokerage loan or otherwise disposed of in any manner by Walter or on her behalf.

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c.

Kindrub Collective is a corporation duly incorporated, legally existing and in good standing under the laws of the State of California, has the power to own its property and to carry on its business and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

d.	Kind Medicine Inc. was a corporation duly incorporated, legally existing and in good standing under the laws of the State of California, but was suspended and is inactive.

e.

The Kind Parties have full capacity or power and authority, as applicable, to enter into this Agreement, to execute and deliver all documents and instruments required hereunder, and to incur and perform the obligations provided for herein, and no consent or approval of any person which has not been obtained is required as a condition to the validity or enforceability hereof or thereof.

13.	Affirmative Covenants: The Kind Parties covenant and agree with Juva that, until all obligations of the Kind Parties hereunder have been paid and performed in full, the Kind Parties will:

a.

Maintain the corporate existence of Kindrub Collective in good standing, continue its business operations as now being conducted, maintain all licenses, including [***], and comply with all applicable federal, state and local laws, rules and regulations.

b.	Promptly pay when due all taxes and other assessments, charges and fees affecting or arising out of or relating to the business of Kindrub Collective.

c.	Keep and maintain proper and current books and records relating to the business of Kindrub Collective.

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14.

Negative Covenants: The Kind Parties covenant and agree with Juva that, until all obligations of the Kind Parties hereunder have been paid and performed in full, the Kind Parties will not, without Juva’s prior written consent:

a.	Enter into or be a party to any merger, consolidation, reorganization or sale or exchange of stock or assets.

b.

Sell, assign, transfer, convey or lease any interest in all or any substantial part of the assets of Kindrub Collective, except in the ordinary course of Kindrub Collective’s business, including but without limitation, any and all licenses, intellectual property assets, inventory or equipment.

i.	Engage, directly or indirectly, in any business other than the business currently engaged in by Kindrub Collective or reasonably related thereto.

15.

Power of Attorney: For purposes of facilitating the enforcement of the provisions of this Paragraph 11, effective upon the occurrence of an Uncured Default and Juva’s election to proceed with the Business Transfer, each of the Kind Parties hereby designates and appoints Juva and its designees as such Party’s attorney-in-fact, with full power of substitution, with authority to execute on behalf of such Party any documents or instruments that Juva may, in its good faith business judgment, deem advisable in order to effect the transfer of the shares of Common Stock of Kindrub Collective to Juva and to fully carry out the Business Transfer, and to perform all other acts necessary and advisable, in Juva’s sole discretion, to carry out and enforce the provisions of this Paragraph 11. All acts of said attorney or designee are hereby ratified and approved by the Kind Parties, and said attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. This power of attorney is coupled with an interest and is irrevocable so long as any of the obligations of the Kind Parties under paragraph 11 remain unpaid or unperformed.

16.

Acceptance by Juva of a late or partial payment from the Kind Parties shall neither constitute waiver of, nor in any way prejudice, Juva’s right to receive or demand full and timely payments thereafter.

17.	The Parties agree that all terms of this Agreement are material terms and that as to each of the dates set forth herein, time is of the essence.

18.	The Kind Parties hereby waive their right to contest, challenge, or assert any defense or objection to the validity of this Agreement.

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19.	General Release of Claim. In exchange for, and in consideration of, the payments, benefits, and other commitments described above:

a.

Except with respect to the obligations required to be performed under this Agreement, and the Stipulation for Entry of Judgment in the Event of Uncured Default, Juva, for itself and for each of its respective predecessors, successors, subsidiaries, parents, assigns, agents, affiliates, representatives, officers, directors, shareholders, partners, managers, members, attorneys, and employees (collectively, the “Juva Releasors”), do hereby release and discharge the Kind Parties and each of their respective predecessors, successors, subsidiaries, parents, assigns, agents, affiliates, representatives, officers, directors, shareholders, partners, managers, members, attorneys, and employees (collectively, the “Kind Releasees”), of and from any and all claims, demands, debts, liabilities, obligations, accounts, and causes of action of every kind, whether now known or unknown, suspected or unsuspected (“Juva Claims”).

b.

Except with respect to the obligations required to be performed under this Agreement, the Kind Parties, for themselves and for each of their respective predecessors, successors, subsidiaries, parents, assigns, agents, affiliates, representatives, officers, directors, shareholders, partners, managers, members, attorneys, and employees (collectively, the “Kind Releasors”), do hereby release and discharge Juva and each of its respective predecessors, successors, subsidiaries, parents, assigns, agents, affiliates, representatives, officers, directors, shareholders, partners, managers, members, attorneys, and employees (collectively, the “Juva Releasees”), of and from any and all claims, demands, debts, liabilities, obligations, accounts, and causes of action of every kind, whether now known or unknown, suspected or unsuspected (“Kind Claims”).

20.	Each Party hereto acknowledges that such party has been advised of Section 1542 of the California Civil Code (“Section 1542”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding Section 1542 or any other statute, law or rule of similar effect, the releases provided in this Agreement shall each constitute a full and complete release in accordance with its terms. The Parties knowingly and voluntarily waive the provisions of Section 1542, as well as any other statute, law or rule of similar effect, and acknowledge and agree that this waiver is an essential and material term of this release and the settlement that leads to it, and that without such waiver the settlement would not have been accepted.

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21.	No Assignment: The Parties represent and warrant that no person other than the signatories hereto had or has any interest in the matters referred to in this Agreement, that the Parties have the sole right and exclusive authority to execute this Agreement, and that the Parties have not sold, assigned, transferred, conveyed, or otherwise disposed of any claim, demand, or legal right that is the subject of this Agreement.

22.	Non-Disparagement: Each Party agrees that it will not provide information, issue statements, or take any action, directly or indirectly, that would cause the other Party embarrassment or humiliation or otherwise cause or contribute to the other Party being held in disrepute. Each Party further agrees that it will not do anything to encourage, assist or aid others in making claims or initiating litigation against the other Party arising out of the issues raised in the Arbitration.

23.	Attorney’s Fees and Costs: The Parties shall each bear their own costs and attorney’s fees incurred in connection with the Arbitration and this Agreement, and each waives the right to make a claim against the other for such costs, attorney’s fees or any other expenses associated with the matters being settled here.

24.	Notwithstanding the preceding paragraph, if any suit, action, or other proceeding is commenced to enforce or interpret any of the terms or provisions of this Agreement, the prevailing Party in such suit, action, or other proceeding shall be entitled to an award against the other Party for the prevailing Party’s reasonable attorney’s fees and costs incurred, including through any necessary appeal. This provision specifically applies in the event Juva files a complaint against the Kind Parties resulting from an Uncured Default or otherwise seek to enforce this Agreement in the event of an Uncured Default.

25.	Governing Law and Jurisdiction: This Agreement shall be governed and conformed in accordance with the laws of the State of California without regard to any conflict of laws provision. Any litigation arising out of a dispute concerning the Agreement shall be litigated in the Superior Court of California, County of Santa Clara. The Parties agree to venue in that jurisdiction for all such disputes concerning this Agreement.

26.	No Admission of Liability: The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of any liability or unlawful conduct of any kind.

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27.	Headings: The headings of the provisions herein are intended for convenient reference only, and the same shall not be, nor be deemed to be, interpretative of the contents of such provision.

28.	Modification of Agreement: This Agreement may not be amended, revoked, changed, or modified in any way, except in writing executed by all Parties. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the Party against whom such waiver is charged.

29.	Interpretation: The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement has been negotiated by and between attorneys for the Parties and shall not be construed against the “drafter” of this Agreement.

30.	Non-Severability: If any provision of this Agreement is held to be invalid, void, or unenforceable, the balance of the provisions shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired, or invalidated. The waiver of any one provision shall not be deemed a waiver of any other provision herein.

31.	Binding Nature of Agreement: This Agreement shall be binding upon each of the Parties and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of each Party and to each Party’s respective heirs, administrators, representatives, executors, successors, and assigns, regardless of any claim of misrepresentation, concealment of fact, or mistake of law or fact.

32.	Entire Agreement: This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties.

33.	Cooperation: The Parties agree to cooperate fully, to execute and deliver any and all supplementary documents, and to take all additional actions, which reasonably may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement, without the receipt of further consideration.

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34.	Notice Requirements: Each notice (“Notice”) provided for under this Agreement must comply with the requirements as set forth in this Paragraph. Each Notice shall be in writing and sent by electronic mail addressed to the appropriate Party (and marked to the particular individual’s attention, if so indicated) as hereinafter provided. Each Notice shall be effective upon being transmitted if sent before 12:00 p.m. PST or the next day if sent after 12:00 p.m. PST. Any Party shall have the right from time to time to change the email address or individual’s attention to which Notices to it shall be sent by giving to the other Party at least ten (10) days’ prior Notice thereof. The Parties’ email addresses for providing Notices hereunder shall be as follows:

Juva Life, Inc. c/o Deepi Miller Email: millerde@gtlaw.com	Kind Parties c/o Adron Beene Email: adron@adronlaw.com and Travis Richman Email: trichman@pacbell.net

35.	Selective Enforcement: The Parties agree that the failure of any Party to enforce or exercise any right, condition, term, or provision of this Agreement shall not be construed as or deemed a relinquishment or waiver thereof, and the same shall continue in full force and effect.

36.	Authority and Capacity: The Parties expressly represent and warrant that they have the authority and capacity to execute this Agreement.

37.	Good Faith Settlement: The Parties agree that the Settlement Amount and the other terms of this Agreement were negotiated at arm’s length and in good faith by the Parties and that the Parties reached the voluntary settlement after consultation with experienced legal counsel.

38.	Voluntary Agreement: The Parties state that they are fully competent to manage their business affairs, that they have carefully read this Agreement, that they fully understand its final and binding effect, that the only promises made to them to sign this Agreement are those stated and contained in this Agreement, that they have had the opportunity to discuss this Agreement with their respective attorneys, and that they are signing this Agreement knowingly and voluntarily.

39.	Counterparts: The signatories may execute this Agreement in counterparts that may be transmitted by scan or facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement and Mutual General Release as of the date first written above.

JUVA LIFE, INC.

By:	/s/ Douglas Chloupek
Name:	Douglas Chloupek
Title:	CEO

KINDRUB COLLECTIVE

By:	/s/ Paula Walter
Name:	Paula Walter
Title:	Founder/Owner

/s/ Paula Walter
PAULA MARIE WALTER

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Attachment 1

[***]

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